August 29, 2024

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read Priority Income Fund, Inc.’s statements included under “Change in Independent Registered Public Accounting Firm” of Item 1 of its Form N-CSR for the event that occurred on September 28, 2023, and we agree with such statements concerning our firm.

Sincerely,
/s/ BDO USA, P.C.